Exhibit 23.2

KPMG LLP	Telephone	(514) 840-2100
Chartered Accountants	Fax	(514) 840-2187
600 de Maisonneuve Blvd. West	Internet	www.kpmg.ca
Suite 1500
Montréal, Québec H3A 0A3
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors Coeur d’Alene Mines Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-130711) on Form S-3 of Coeur d’Alene Mines Corporation and the registration statements (Nos. 333-72524, 333-112253, and 333-125903) on Form S-8 of our report dated August 2, 2007 (except for note 17, which is as of August 23, 2007), with respect to the consolidated balance sheets of Palmarejo Silver and Gold Corporation (a development stage company) and its subsidiaries as at June 30, 2007 and 2006, and the related consolidated statements of operations, deficit, contributed surplus and cash flows for the years ended June 30, 2007 and 2006, the initial 248-day period ended June 30, 2005 and cumulative from October 25, 2004 to June 30, 2007, which report appears in the January 15, 2008 current report on Form 8-K/A of Coeur d’Alene Mines Corporation.
Our report, dated August 2, 2007 (except for note 17, which is as of August 23, 2007), on the consolidated financial statements referred to above contains an explanatory paragraph that states that Palmarejo Silver and Gold corporation (a development stage company) is in the development stage and its activities are mining exploration and development and that it will periodically have to raise additional funds to continue operations and that, while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our report, dated August 2, 2007 (except for note 17, which is as of August 23, 2007), on the consolidated financial statements referred to above also contains an explanatory paragraph referring to the differences between Canadian generally accepted accounting principles and accounting principles generally accepted in the United States of America.
Chartered Accountants
Montréal, Canada
January 15, 2008
KPMG, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.